Exhibit 10.63
IDM PHARMA, INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN

Effective as of March 17, 1995
Amended September 20, 1996
Amended and Restated July 13, 1999
Amended and Restated Effective as of January 1, 2005

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IDM PHARMA, INC.
DIRECTORS’ DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective January 1, 2005)
     IDM Pharma, Inc., a Delaware corporation (the “Company”), previously adopted effective as of March 17, 1995 the IDM Pharma, Inc. Directors’ Deferred Compensation Plan (the “Plan”) as an amendment and restatement of the Cytel Corporation Directors’ Deferred Compensation Plan for the nonemployee directors of the Company upon the terms and conditions set forth below.
     The Company believes that it is in its best interests to amend and restate this Plan effective as of January 1, 2005 with respect to Post-2004 Deferrals for purposes of compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and its regulations and other guidance thereunder.
     The benefits payable under the Plan are and at all times will be mere unsecured contractual rights against the Company payable from the Company’s general assets. It is intended that the Plan shall constitute an unfunded deferred compensation arrangement for purposes of United States federal income tax laws, and all documents, agreements or instruments made or given pursuant to the Plan shall be interpreted so as to carry out this intent.
1.   Purpose of the Plan
     The purpose of this Plan is to provide deferred compensation benefits to nonemployee directors of the Company, payable by the Company. This Plan will provide benefits derived from contributions by the Company hereunder of a nonemployee director’s compensation as to which he or she has elected to defer payment under the Plan.
2.   Definitions
     The capitalized terms defined in this Section 2 shall have the meanings set forth below:
     2.1   Account.   A separate Plan account, which is a bookkeeping record, established for each Participant to which shall be allocated Compensation Reductions in accordance with Section 4.1.
     2.2   Beneficiary.   The beneficiary or beneficiaries designated by a Participant to receive any remaining Benefits due under the Plan after his or her death. If the Participant has not designated a Beneficiary, the Beneficiary shall be the Participant’s surviving spouse or, if none, the Participant’s estate.
     2.3   Benefit.   The benefit or benefits provided under this Plan, which for a Participant shall be equal to the account balance of such Participant’s Account.
     2.4   Board.   The Board of Directors of the Company.

     2.5   Code.   The Internal Revenue Code of 1986, as it may be amended from time to time.
     2.6   Company.   IDM Pharma, Inc., a Delaware corporation, or any successor corporation.
     2.7   Compensation.   All the non-equity fees (paid in cash or by check) received by a Participant from the Company for a Plan Year for his or her services as a Director, including but not limited to, the retainer fee and meeting attendance fees.
     2.8   Compensation Reductions.   The percentage of Compensation which a Participant has elected to defer pursuant to a Deferred Compensation Agreement, and that the Company and the Participant mutually agree shall be deferred in accordance with the Plan. Participants may elect to defer any whole percentage of Compensation up to 100% of Compensation.
     2.9   Deferred Compensation Agreement.   An agreement by which a Participant elects to reduce a selected whole percentage of his or her Compensation for a Plan Year in order for the Company to make contributions to the Plan on his or her behalf.
     2.10   Director.   A member of the Board.
     2.11   Effective Date.   March 17, 1995.
     2.12   Eligible Director.   A Director who is not an employee of the Company.
     2.13   Fair Market Value.   The fair market value of a share of Common Stock of the Company is the closing sales price for such stock as quoted on a national securities exchange or the NASDAQ National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System on the day of determination, as reported in The Wall Street Journal or such other source as the Company deems reliable.
     2.14   Non-Employee Director.   A Director who either (i) is not a current employee or officer of the Company or its parent or subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act of 1933, as amended (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act of 1934, as amended.
     2.15   Participant.   Any Eligible Director who has elected to participate in the Plan by entering into a Deferred Compensation Agreement.
     2.16   Plan.   This IDM Pharma, Inc. Directors’ Deferred Compensation Plan, as amended from time to time.

     2.17   Plan Year.   The calendar year.
     2.18   Post-2004 Deferrals.   The portion of the Account other than Pre-2005 Deferrals. The Plan shall maintain separate accounting for Post-2004 Deferrals.
     2.19   Pre-2005 Deferrals.   That portion of the Account determined as of December 31, 2004, to which the Participant has a legally binding right to be paid, and the right to which is earned and vested as of December 31, 2004, in accordance with Section 409A and its regulations and other guidance thereunder, plus earnings and losses allocable to such amounts. The Plan shall maintain separate accounting for Pre-2005 Deferrals.
     2.20   Share.   A participating interest under the Plan, which shall be equal to the Fair Market Value of a share of Common Stock of the Company.
     2.21   Termination of Service.   A Participant’s termination of directorship for any reason that is a “separation from service” from the Company for purposes of Section 409A of the Code. The determination of whether a Participant has had a Termination of Service shall be made in a manner consistent with Section 409A of the Code and the regulations and other guidance thereunder.
     2.22   Valuation Date.   The last day of each calendar quarter, or such other date as shall be established by the Company.
3.   Participation
     3.1   Participation of Eligible Directors.
          (a)   Each Eligible Director may begin to participate in the Plan on the Effective Date; provided, however, that such Eligible Director completes and signs a Deferred Compensation Agreement and returns such Deferred Compensation Agreement to the designated representative of the Company prior to the Effective Date or such earlier date established by the Company and announced to the Eligible Director. Such Deferred Compensation Agreement shall be effective for the period beginning on the Effective Date and ending on December 31, 1995.
          (b)   Each Director who becomes an Eligible Director after the Effective Date may begin to participate in the Plan by completing and signing a Deferred Compensation Agreement and returning such Deferred Compensation Agreement to the designated representative of the Company; provided, however, that such completion and return of the Deferred Compensation Agreement to the Company occurs within thirty (30) days after the date that the Director becomes an Eligible Director. Such Deferred Compensation Agreement shall be effective with respect to the portion of Compensation attributable to services performed by the Director during the period beginning on the date the Eligible Director completes and returns the Deferred Compensation Agreement to the Company and ending on the last day of the Plan Year within which such participation begins, which will generally include the retainer fees and meeting attendance fees that would otherwise have been paid to the Eligible Director during the remainder of the Plan Year following the return of the Deferred Compensation Agreement. Once the Eligible Director completes and returns the Deferred Compensation Agreement to the

Company within the thirty (30) day period after the date that the Director becomes an Eligible Director, the election is irrevocable. Notwithstanding the foregoing, any Deferred Compensation Agreement completed and returned to the Company on or after December 19, 2005 shall continue to be effective for subsequent Plan Years unless and until the Participant completes and returns a new Deferred Compensation Agreement in accordance with Section 3.1(d) below.
          (c)   An Eligible Director who did not become a Participant in accordance with the terms of paragraph (a) or (b) may participate in the Plan effective as of the beginning of any Plan Year following the Plan Year in which he or she becomes an Eligible Director by completing and signing a Deferred Compensation Agreement and returning such Deferred Compensation Agreement to the designated representative of the Company prior to the beginning of the Plan Year (or such earlier date established by the Company and announced to the Eligible Director) for which deferral of Compensation is intended to commence. For deferral elections made for the 2005 Plan Year and any previous Plan Years, such Deferred Compensation Agreement shall be effective only for the Plan Year first following the submission of the Deferred Compensation Agreement. For deferral elections made for the 2006 Plan Year and any subsequent Plan Years, such Deferred Compensation Agreement shall continue to be effective for subsequent Plan Years unless and until the Participant completes and returns a new Deferred Compensation Agreement in accordance with Section 3.1(d) below.
          (d)   If a Participant wishes to commence deferrals of Compensation under the terms of the Plan or change his or her elected percentage of deferred Compensation for any Plan Year subsequent to the first Plan Year in which the Participant began to participate in the Plan, such Participant must complete and sign a new Deferred Compensation Agreement and return such Deferred Compensation Agreement to the designated representative of the Company prior to the beginning of the Plan Year (or such earlier date established by the Company and announced to the Participant) for which such election is to be effective. For deferral elections made for the 2005 Plan Year and any previous Plan Years, such Deferred Compensation Agreement shall be effective only for that Plan Year. For deferral elections made for the 2006 Plan Year and any subsequent Plan Years, such Deferred Compensation Agreement shall continue to be effective for subsequent Plan Years unless and until the Participant completes and returns a new Deferred Compensation Agreement.
     3.2   Irrevocability of Participation During the Plan Year.   A Participant may not terminate or modify his or her Deferred Compensation Agreement with respect to a Plan Year on or after the first day of such Plan Year.
     3.3   Suspended Participation.   If a Participant ceases to be an Eligible Director, but continues to be a Director, he or she shall not be eligible to make future elections to defer Compensation under the Plan for subsequent Plan Years. Distributions shall be made to such Participant as would otherwise be permitted in accordance with the distribution provisions under this Plan. If such Participant again becomes an Eligible Director in a Plan Year following the last Plan Year for which a Deferred Compensation Agreement was in effect, such Participant may elect to participate in the Plan by following the procedures specified in Section 3.1(b).
     3.4   Termination of Participation.   A Participant shall cease to be a Participant as of the date he or she ceases serving as a Director.

4.   Plan Accounts
     4.1   Accounts.   The Company shall maintain or cause to be maintained for each Participant an Account with respect to which the Company shall allocate amounts equal to the Participant’s Compensation Reductions for each Plan Year, effective as of the date such Compensation Reductions would have been paid to the Participant as Compensation in the absence of a Deferred Compensation Agreement.
4.2   Investment of Accounts.
          (a)   Each Compensation Reduction allocated to a Participant’s Account shall be converted into that number of Shares that equal the amount of such Compensation Reduction divided by the Fair Market Value of the Common Stock of the Company as of the date such Compensation Reduction would have been paid to the Participant as Compensation in the absence of a Deferred Compensation Agreement. The calculation of the number of Shares need not be rounded to the nearest whole Share, so that a fraction of a Share (calculated to the nearest one-hundredth of a Share) may be allocated to a Participant’s Account.
          (b)   In the event any dividends or distributions are made with respect to the Common Stock of the Company, the Company shall allocate an amount to the Participant’s Account that is equal to the amount of such dividends or distributions that would have been made with respect to the Shares allocated to a Participant’s Account if they were shares of the Common Stock of the Company. Such dividend/distribution allocations shall be converted into that number of whole and/or fractional Shares that equal the amount of such allocation divided by the Fair Market Value of the Common Stock of the Company as of the date such dividends or distributions are made with respect to the Common Stock of the Company to the Company’s stockholders of record.
     4.3   Value of Accounts.   The value of a Participant’s Account as of any Valuation Date shall be equal to the number of Shares allocated to a Participant’s Account multiplied by the Fair Market Value of one share of the Common Stock of the Company.
     4.4   Funds Unsecured.   Notwithstanding any other provisions of this Plan, all Benefits payable under the Plan are subject to the claims of the general creditors of the Company. No trust shall be established to hold any assets which may be set aside by the Company to pay the Benefits under the Plan and the Company shall be under no obligation to set aside any amounts to pay Benefits. The maintenance of separate Accounts by the Company as provided herein shall neither require nor be considered a segregation of any funds or property from the Company’s general assets. Participants shall have no preferred claim on or beneficial ownership interest in any assets of the Company prior to the time actual payments of Benefits are received, and all rights of the Participants to Benefits are mere unsecured contractual rights against the Company.
5.   Benefits
     5.1   Termination Benefits—Distribution of Deferrals.

          (a)   For Pre-2005 Deferrals, when a Participant ceases serving as a Director, the Participant shall be entitled to receive the value of his or her Account determined as of the Valuation Date coinciding with or next preceding the date of the distribution.
          (b)   For Post-2004 Deferrals, when a Participant has a Termination of Service, the Participant shall be entitled to receive the value of his or her Account determined as of the Valuation Date coinciding with or next preceding the date of the distribution.
     5.2   Form of Distribution.
          (a)   If at the time the Participant is entitled to a distribution pursuant to Section 5.1, the total distributable amount is less than $50,000, the distribution shall be paid out by the Company in cash (or by check) in a single lump sum payment in accordance with Section 5.3.
          (b)   If at the time the Participant is entitled to a distribution pursuant to Section 5.1, the total distributable amount is at least $50,000, the distribution shall be paid out by the Company in cash (or by check) in equal annual installments (by reference to the number of Shares allocated to a Participant’s Account) as follows. The number of installment payments shall be the lesser of (i) ten (10) or (ii) two (2) times the number of Plan Years the Participant elected to defer Compensation under the Plan.
          (c)   Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the regulations and other guidance thereunder, the Administrator may, in it sole discretion, override or modify the timing of payment of a Participant’s Benefits under this Plan at any time and for any reason to either accelerate or delay the timing of payment of such Benefits in whole or in part. Such modifications may apply to some or all one or more Participant Accounts, as determined in the Administrator’s discretion, even as to future installments payable to a Participant under a distribution that has already commenced pursuant to Section 5.2(b).
     5.3   Timing of Payments.   If a Participant ceases serving as a Director on or before June 30 of any Plan Year, the lump sum payment or the first installment payment shall be paid by the Company no later than the last day of such Plan Year. If the Participant ceases serving as a Director on or after July 1 of any Plan Year, the lump sum payment or the first installment payment shall be paid by the Company no later than January 31 of the following Plan Year. If the payment of a Participant’s Account is made in installment payments, the second installment payment shall be paid during January of the Plan Year following the Plan Year in which the first installment payment was paid and all remaining installment payments shall be paid annually in the month of January. The value of an installment shall be determined by multiplying the number of Shares to be paid out in such installment by the Fair Market Value of one share of the Company’s Common Stock on the last trading day immediately preceding such installment payment.
     5.4   Death Benefits.   In the event the Participant dies prior to receiving all of his or her Benefits, his or her remaining Benefits shall be paid by the Company in cash (or by check) to the Participant’s Beneficiary in a lump sum payment as soon as administratively feasible after the Participant’s death.

     5.5   Acceleration of Payments.   Except as provided in Section 5.2(c), payments under the Plan may be accelerated only upon the occurrence of an event specified in this Section 5.3.
          (a)   Domestic Relations Order. A payment may be accelerated if such payment is made to an alternate payee pursuant to and following the receipt and qualification of a domestic relations order as defined in Section 414(p) of the Code.
          (b)   Divestiture. payment may be accelerated as may be necessary to comply with a certificate of divestiture as defined in Section 1043(b)(2) of the Code.
          (d)   A payment may be accelerated to the extent required to pay any income tax imposed under Section 409A of the Code (the “Section 409A Amount”) if at any time the Participant’s deferred compensation arrangement fails to meet the requirements of Section 409A of the Code and the regulations and other guidance thereunder. The total payment under this subsection (d) may not exceed the Section 409A Amount.
          (f)   A payment may be accelerated in the Administrator’s discretion in connection with any of the following events, in accordance with the requirements of Section 409A of the Code and the regulations and other guidance thereunder:
          (1)   a corporate dissolution taxed under Section 331 of the Code,
          (2)   with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A);
          (3)   a change in control event for purposes of Section 409A of the Code and its regulations and other guidance thereunder;
          (4)   the termination of the Plan and all other plans that would be aggregated with the Plan for purposes of Section 409A of the Code; and
          (5)   such other events and conditions as permitted by Section 409A of the Code and the regulations and other guidance thereunder.
     5.6   No Discretionary Distributions.   Except as expressly provided herein, the Administrator shall not exercise discretion with respect to timing or form of distribution of Benefits from the Plan, but shall make distributions at the time and in the manner specified in the Plan.
     5.7   Special Delay in Distribution Rules.   Notwithstanding anything to the contrary set forth herein, the Administrator retains the right, in its sole discretion, to delay distributions under the Plan to the extent permitted by Section 409A of the Code and its regulations and other guidance thereunder.
6.   Source of Benefits
     Benefits payable under this Plan shall be paid out of the Company’s general assets and allocated as payments out of the appropriate Participant’s Account under the Plan.

7.   Administration
     7.1   General.   This Plan shall be administered by the Board of Directors of the Company, unless and until the Board delegates administration to a committee composed of not fewer than two members of the Board. All members of such committee shall be Non-Employee Directors, unless the Board expressly declares otherwise. The Board or, if applicable, such committee (the “Administrator”) shall exercise all administrative powers and duties under the Plan in accordance with the terms and purposes of the Plan. The Administrator shall determine the amount of the Benefits due to each Participant or Beneficiary from this Plan and shall cause them to be paid accordingly in accordance with the Plan.
     7.2   Procedures.   The Administrator may adopt such rules and regulations not inconsistent with the provisions of the Plan as deemed necessary or appropriate for the proper administration of the Plan and shall have the authority, in the Administrator’s sole discretion, to interpret and construe any provision of the Plan. To the extent permitted by law, (i) all such rules, regulations, interpretations and constructions shall be final and binding on the Company and all Participants and their legal representatives, beneficiaries, successors, and assigns, subject to review as provided in Section 7.3, (ii) the Administrator shall not be subject to any individual liability with respect to the Plan and (iii) the Administrator shall be indemnified by the Company for any action or omission made with respect to the Plan which does not demonstrate bad faith, willful misconduct, criminal act, or gross negligence.
     7.3   Claims.   Any denial by the Administrator of a claim for benefits under the Plan by a Participant or Beneficiary shall be stated in writing by the Administrator and delivered or mailed to the Participant or Beneficiary. Such notice shall set forth the specific reasons for the denial, written to the best of the Administrator’s ability in a manner that may be understood without legal counsel. In addition, the Administrator shall afford a reasonable opportunity to any Participant or Beneficiary whose claim for benefits has been denied for a review of the decision denying the claim. In the event of further disagreement following any further decision of the Administrator after such a review, either the Participant or the Administrator may appeal to the full Board, which decision shall be final.
8.   Amendment and Termination
     8.1   Amendment or Termination.   While the Company intends and expects the Plan to continue to fulfill its purposes and serve the best interests of the Company in its present form, the Company reserves the right to amend or terminate the Plan at any time and for any reason, subject to the provisions of Section 8.2 and Section 9.
     8.2   Accrued Benefits.
          (a)   No termination of the Plan or any amendments thereto which affect Benefits under the Plan shall, without the written consent of a Participant, eliminate or reduce any Benefit of the Participant under the Plan to which, as of the date of such termination or amendment, such Participant would be entitled under the provisions of Section 5 had he or she ceased serving as a Director immediately prior to such date.

          (b)   In the event of any amendment of the Plan which affects the amount of Benefits payable under the Plan, Participants shall be entitled to receive the greater of (i) the Benefit provided under the Plan as amended, or (ii) the Benefit described above in Section 8.2(a).
          (c)   For Pre-2005 Deferrals, upon termination of the Plan, all Deferred Compensation Agreements shall terminate immediately and all Participants’ full Compensation on a non-deferred basis will be restored. Each and every Participant shall receive payment of the value of his or her Account in accordance with the provisions of Section 5 as if such Participant had ceased serving as a Director on the date of the Plan’s termination.
          (d)   For Post-2004 Deferrals, upon termination of the Plan, all Deferred Compensation Agreements shall terminate immediately and all Participants’ full Compensation on a non-deferred basis will be restored. Each and every Participant shall receive payment of the value of his or her Account in accordance with the provisions of Section 5 in connection with his or her actual Termination of Service.
9.   Adjustment of Shares; Sale or Merger of the Company
     9.1   Adjustment of Shares.   If any change is made in the Common Stock of the Company pursuant to which the value of a Share is determined, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the number of Shares held in a Participant’s Account will be appropriately adjusted. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. For this purpose, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.
     9.2   Sale or Merger of the Company.   In the event of a sale, merger, reorganization, consolidation or other similar transaction (a “Change of Ownership Transaction”) involving the Company, no Participant in the Plan will be considered to have ceased serving as a Director for purposes of the Plan, nor will any such Participant be entitled to receive Benefits pursuant to Section 5, until such Participant actually ceases serving as Director of the Company or any acquiring or successor company or entity. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and the regulations and other guidance thereunder, in connection with a Change of Ownership Transaction, immediate payment of Benefits may be directed by the Administrator of the Plan. In any event, no Change of Ownership Transaction involving the Company shall, without the written consent of a Participant, eliminate or reduce any Benefit of the Participant under the Plan to which, as of the date of such Change of Ownership Transaction, such Participant would be entitled under the provisions of Section 5 had he or she ceased serving as a Director immediately prior to such date.
10.   Miscellaneous
     10.1   Benefits Fully Vested.   All Benefits under the Plan, to the extent accrued, shall be fully vested at all times hereunder.

     10.2   No Right to Continue as Director.   Nothing contained in this Plan or in any agreement or instrument executed pursuant to the Plan shall be construed as conferring upon any Participant the right to continue serving as a Director.
     10.3   Successors and Assigns.   This Plan shall be binding upon the Company and its successors and assigns as well as each Participant and his or her representatives, successors, heirs, assigns, and Beneficiary.
     10.4   Assignment or Alienation.   To the extent permitted by law, benefits of Participants under this Plan may not be anticipated, assigned (either by law or in equity), transferred, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process.
     10.5   Entire Agreement.   The Plan and a Participant’s Deferred Compensation Agreement, and any subsequently adopted amendment to either of these documents, shall constitute the total agreement or contract between the Company and such Participant regarding the Plan. No oral statement regarding the Plan may be relied upon by the Participant. If there are any conflicts between the terms of the Plan and a Participant’s Deferred Compensation Agreement, the terms of the Plan shall control.
     10.6   Headings.   The headings herein are for reference only. In the event of a conflict between a heading and content of a Section of this Plan, the content of the Section shall control.
     10.7   Gender and Number.   Whenever used herein, the masculine shall be interpreted to include the feminine and neuter, the neuter to include the masculine and feminine, the singular to include the plural and the plural to include the singular, unless the context requires otherwise.
     10.8   Governing Law.   The place of administration of this Plan shall conclusively be deemed to be within the State of California, and the Plan shall be governed by and in all respects construed in accordance with the substantive laws of the State of California, except where such laws are superseded by federal laws.
     10.9   Compliance with Section 409A of the Code.   This Plan is intended to comply with the requirements of Section 409A of the Code and regulations and other guidance thereunder. The Committee shall interpret the Plan provisions with respect to Post-2004 Deferrals in a manner consistent with the requirements of Section 409A of the Code and regulations and other guidance thereunder. To the extent one or more provisions of this Plan do not comply with Section 409A of the Code, such provision shall be automatically and immediately voided, and shall be amended as soon as administratively feasible and shall be administered to so comply.
     10.10   Scrivener’s Error.   Notwithstanding any other provision of this Plan to the contrary, if there is a scrivener’s error in properly transcribing this Plan document, it shall not be a violation of the Plan terms to operate the Plan in accordance with its proper provisions, rather than in accordance with the terms of the Plan document, pending correction of the Plan document through an amendment. In addition, any provisions of the Plan document improperly added as a result of scrivener’s error shall be considered null and void as of the date such error occurred.

     10.11   Plan Restatement Effective Date.   This Restatement of the Plan shall be effective with respect to all Participants, Beneficiaries and any person claiming benefits under the Plan on or following January 1, 2005, except as otherwise expressly indicated to the contrary.
     In Witness Whereof, the Company has executed this Restatement of the Plan as of this 20th day of December, 2005.

IDM Pharma, Inc.

By:	/s/ Robert De Vaere

Title:	Chief Financial Officer